Exhibit 4.1

WHIRLPOOL CORPORATION

CERTIFICATE OF DESIGNATED OFFICERS

March 12, 2015

Pursuant to Sections 2.01, 2.03 and 11.05 of the Indenture, dated as of March 20, 2000 (the “Indenture”), between Whirlpool Corporation (the “Company”) and U.S. Bank National Association (as successor to Citibank, N.A.), as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Board of Directors of the Company on December 15, 1999; August 8, 2005; October 15, 2007; February 17, 2009; February 21, 2012; and September 15, 2014 (the “Company Resolutions”), the undersigned officers of the Company do hereby certify that there is hereby approved and established pursuant to the Indenture, €500,000,000 0.625% Senior Notes due 2020 (the “Securities”) and under the Indenture whose terms shall be as set forth in Annex A-1 attached hereto.

The undersigned officers (i) have read the applicable provisions of the Indenture, (ii) have reviewed the forms and terms of the Securities, (iii) in the opinion of the undersigned, have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the applicable conditions precedent under the Indenture have been complied with, (iv) hereby certify that the applicable conditions precedent under the Indenture have been complied with and (v) hereby certify that the forms and terms of the Securities comply with the Indenture.

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Indenture.

IN WITNESS WHEREOF, each of the undersigned has signed his or her name as of the date first written above.

By:	/s/ Bridget K. Quinn
Name:	Bridget K. Quinn
Title:	Group Counsel, Corporate Center and Assistant Secretary

By:	/s/ Larry M. Venturelli
Name:	Larry M. Venturelli
Title:	Executive Vice President and Chief Financial Officer

Certificate of Designated Officers

ANNEX A-1

0.625% Senior Notes due 2020

1. The title of the Securities shall be the “0.625% Senior Notes due 2020” (the “Notes”).

2. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is initially limited to €500,000,000 (except for such Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, 2.09, 2.11 or 12.03 of the Indenture). Additional Notes ranking equally with the Notes in all respects (or in all respects other than the issue date and, in some cases, the public offering price and the first interest payment date, and the initial interest accrual date) may be authenticated and delivered under the Indenture from time to time, without notice to or the consent of the registered Holders of the Notes, provided that if such further Notes are not fully fungible with the Notes for U.S. federal income tax purposes, the Company will cause such further Notes to be issued under a CUSIP number that is different from the CUSIP number printed on the Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

3. The Notes shall be offered at an offering price equal to 99.574% of their principal amount, plus accrued interest, if any, from March 12, 2015 to the date of delivery, and in payment for which the Company shall receive 99.224% of their principal amount, plus accrued interest, if any, from March 12, 2015 to the date of delivery, after a discount to the underwriters of the Notes of 0.350% of their principal amount.

4. The stated maturity of the principal of the Notes shall be March 12, 2020.

5. The Notes will bear interest at a fixed rate of 0.625% per annum.

Interest on the Notes will accrue from March 12, 2015, or from the most recent interest payment date to which interest has been paid or provided for, but excluding the relevant interest payment date. The Company will make interest payments on the Notes annually in arrears on March 12 of each year, beginning on March 12, 2016, to the person in whose name such Notes are registered, (i) if the Notes are in definitive form, at the close of business on the 15th day (whether or not a Business Day) immediately preceding the interest payment date or (ii) while interests in the Notes are represented by one or more global securities, at the close of business on the Business Day (for this purpose a day on which Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V. (“Euroclear”) are open for business) immediately preceding the interest payment date.

If an interest payment date for the Notes falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or March 12, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

6. The Notes will be redeemable at the option of the Company on the terms described in the body of the Note. Other than with respect to a Change of Control Repurchase Event (as defined in the body of the Note), the Notes will not be repayable at the option of the Holders prior to its stated maturity date. The Notes will not be subject to any sinking fund.

7. The Notes will be issued in registered, book-entry form only without interest coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

8. The Notes shall be in such form or forms as may be approved by the authorized officers of the Company as provided in the Company Resolutions, such approval to be evidenced by the authorized officers’ manual or facsimile signature on the Notes, provided that such form or forms of the Notes are not inconsistent with the requirements of the Indenture or the Company Resolutions and are substantially in the form or forms attached hereto as Exhibit A-1.

9. The Notes shall be issued in the form of one or more Global Securities registered in the name of a nominee of the common depositary for Clearstream, Luxembourg and Euroclear.

10. Payments of principal of, interest on, and any other amounts payable with respect to the Notes are to be denominated in euro. If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date.

11. The Notes are not issuable in Tranches.

12. The Notes are not convertible into Securities of any other Series.

13. Both Section 10.1(B)(ii) and Section 10.1(B)(iii) of the Indenture apply to the Notes. For purposes of the discharge and defeasance provisions, German government securities shall be used instead of U.S. Government Obligations in respect of payments due in euro on the Notes.

EXHIBIT A-1

[FORM OF FACE OF NOTE]

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Whirlpool Corporation

0.625% Senior Notes due 2020 (the “Notes”)

No. 1	CUSIP No. 963320 AU0
ISIN No. XS1200845003
Common Code No. 120084500
€500,000,000

WHIRLPOOL CORPORATION, a Delaware corporation (the “Company”), which term includes any successor under the Indenture hereinafter referred to on the reverse hereof, for value received, promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, as common depositary (the “Depository”) for Euroclear S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”), or its registered assigns, the principal sum of 500 million Euros (€500,000,000) or such other amount as indicated on the Schedule of Increases or Decreases in Global Note attached hereto, on March 12, 2020.

Interest Rate: 0.625% per annum.

Interest Payment Date: March 12 of each year, commencing March 12, 2016.

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid or duly provided for on the Notes (or March 12, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WHIRLPOOL CORPORATION

By:
Name:	Larry M. Venturelli
Title:	Authorized Signatory

By:
Name:	John F. Geddes
Title:	Authorized Signatory

Dated: March 12, 2015

[INSERT COMPANY SEAL]

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

Dated: March 12, 2015	U.S. Bank National Association (as successor to Citibank, N.A.), as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

Whirlpool Corporation

0.625% Senior Notes due 2020

Issuance in Euro

Payments of principal of, interest on, and any other amounts payable with respect to the Notes are to be denominated in euro. If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in United States dollars until the euro is again available to the Company or so used. In such circumstance, the amount payable on any date in euro will be converted into United States dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

As used in this Note, unless otherwise notes, “Business Day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law or executive order to close in New York City or London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum described above. Interest on the Notes will accrue from March 12, 2015 or from the most recent date to which interest has been paid or provided for, but excluding the next interest payment date. If an interest payment date falls on a day that is not a Business Day, the interest payment date shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date.

The Company will pay interest annually in arrears on March 12 of each year, commencing March 12, 2016, to the person in whose name such Notes are registered, (i) if the Notes are in definitive form, at the close of business on the 15th day (whether or not a Business Day) immediately preceding the interest payment date or (ii) while interests in the Notes are represented by one or more global securities, at the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date.

As set forth herein, the Company will pay additional interest on this Note in certain circumstances.

Payment of Additional Amounts

Subject to the exceptions and limitations set forth below, additional interest will be paid on the Notes in such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of, and premium, if any, and interest on the Notes to a Holder who is not a United States Person (as defined below), after withholding or deduction for any future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the Holder (or the beneficial owner for whose benefit such Holder holds the Notes), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)

to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or the taxation of the savings income or any law implementing or complying with, or introduced in order to conform to such Directive;

(8)	to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other Paying Agent;

(9)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(10)	to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank (i) purchasing the Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes for resale to a third-party that either is not a bank or holding the Notes for investment purposes only;

(11)	to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement; or

(12)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided above, no payment will be required for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used herein, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States Person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

To the extent permitted by law, the Company will maintain a Paying Agent in a Member State of the European Union that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Redemption of Notes

(A)	Optional Redemption

The Company may, at its option, redeem the Notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the Notes to be redeemed on that date of redemption (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption (the “Redemption Date”) on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 12 basis points plus accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date according to terms hereof and the Indenture.

The Company will mail or provide notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes being redeemed. Once notice of redemption is mailed or provided, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date. So long as interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery to Euroclear and Clearstream, Luxembourg for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream, Luxembourg.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Independent Investment Banker.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate or in case the Notes are represented by one or more global notes, beneficial interests therein shall be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor. The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

(B)	Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position or judicial precedent regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 12, 2015, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts” hereof with respect to the Notes, then the Company may at any time at the Company’s option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice to the Holders, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest on the Notes to the Redemption Date.

The Company will mail notice of any such redemption to the Holders within the notice period specified in the foregoing paragraph. So long as interests in the Notes are represented by one or more global notes, notices to holders may be given by delivery to Euroclear and Clearstream, Luxembourg for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream, Luxembourg.

Repurchase Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as described above under “Redemption of Notes - Optional Redemption,” the Company will make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of €1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased, if any, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail or provide a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or provided (the “Change of Control Payment Date”). So long as interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery to Euroclear and Clearstream, Luxembourg for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream, Luxembourg. The notice shall, if mailed or provided prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portion of Notes being purchased by the Company.

The Paying Agent will promptly mail or otherwise provide to each Holder of properly tendered Notes the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. Notwithstanding the foregoing provisions of this Section, while interests in the Notes are represented by one or more global notes, the registered holder(s) of the global notes will, on or prior to the Change of Control Repurchase Event payment date, give notice to the Trustee and the Paying Agent of any acceptance of such offer to repurchase as aforesaid in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on its or their instructions by Euroclear or Clearstream, Luxembourg or any depositary for them to the Paying Agent by electronic means).

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the Notes are lowered and the Notes are rated below an Investment Grade Rating by any two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade below investment grade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for the purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as that term is defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or

•	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned subsidiary of a holding company that has agreed to be bound by the terms of the Notes and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, members of the Board of Directors of the Company who (i) were members of such Board of Directors on the date of the issuance of the Notes; or (ii) were nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors under clause (i) or (ii) of this definition who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Company appoints as the Independent Investment Banker from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or equal to or higher than BBB– (or the equivalent) by S&P or Fitch, as applicable, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or any of them, as the case may be.

“Reference Bond Dealer” means each of BNP Paribas S.A., HSBC Bank plc, ING Bank N.V. and The Royal Bank of Scotland plc, and their respective successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Paying Agent

Initially, Elavon Financial Services Limited, UK Branch will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

Indenture; Defined Terms

This Note is one of the 0.625% Senior Notes due 2020 issued under an Indenture, dated as of March 20, 2000, between the Company and the Trustee (as originally executed and delivered or, if amended or supplemented as therein provided, as so amended or supplemented or both, and including the forms and terms of particular Series of Securities established as contemplated thereunder, the “Indenture”).

Unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) (the “Trust Indenture Act”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the Trust Indenture Act, and thereafter as in effect on the date on which the Indenture is qualified under the Trust Indenture Act. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. To the extent the terms of the Indenture and this Note are inconsistent, the terms of this Note shall govern.

References to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system as may be approved by the Company, the Paying Agent and the Trustee.

Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of €100,000 and integral multiples of €1,000 in excess thereof. A Holder shall register the transfer or exchange of

Notes in accordance with the Indenture. Notwithstanding the foregoing provisions of this paragraph, interests in Notes which are represented by a global note will be transferable in accordance with the rules and procedures effective from time to time of Euroclear and Clearstream, Luxembourg, as the case may be.

Amendment; Supplement; Waiver

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented and any existing default or Event of Default or compliance with certain provisions may be waived with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each Series (including the Notes) under the Indenture that are affected by such amendment, supplement or waiver (voting as one class). Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially and adversely affect the rights of any Holder of a Note.

Defaults and Remedies

If an Event of Default under the Indenture occurs with respect to the Notes and shall not have been remedied or waived, unless the principal of all the Notes shall have already become due and payable, then either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the Notes then Outstanding, by written notice to the Company (and to the Trustee if given by such Holders), may declare the principal of all the Notes then Outstanding to be due and payable immediately, together with all accrued and unpaid interest thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity as it reasonably requires. The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding to direct the Trustee in its exercise of any trust or power conferred on the Trustee with respect to the Notes by the Indenture. The Trustee may withhold from Holders of Notes notice of certain continuing defaults or Events of Default if it determines in good faith that withholding notice is in their interest.

Persons Deemed Owners

Subject to the second paragraph of this Section, a registered Holder may be treated as the owner of this Note for all purposes. Except as provided in the Section titled “Denominations; Transfer; Exchange” hereof, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not, subject to the second paragraph of this Section, be considered the owners or Holders under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture.

In considering the interests of Holders while interests in the Notes are represented by one or more global notes held on behalf of Euroclear or, as the case may be, Clearstream,

Luxembourg, the Trustee may have regard to any information provided to it by such clearing systems or their respective operators as to the identity (either individually or by category) of its accountholders with entitlements in respect of Notes represented by the global notes and may consider such entitlements as if such accountholders were the Holders of the relevant Notes represented by such global notes.

Authentication

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

Abbreviations and Defined Terms

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

Further Issuances

The Company may create and issue additional notes pursuant to the Indenture, provided that if such additional notes are not fully fungible with the Notes for U.S. federal income tax purposes, the Company will cause such additional notes to be issued under a CUSIP number that is different from the CUSIP number printed on the Notes.

Notices

Notices to Holders will be mailed to the registered holders, subject to the provisions herein. Any notice shall be deemed to have been given on the date of mailing. The Trustee will only mail notices to the registered Holder. The Trustee will mail notices as directed by the Company in writing by first-class mail, postage prepaid, to each registered Holder’s last known address as it appears in the Security Register that the Trustee maintains. Holders will not receive notices regarding the Notes directly from the Company unless the Company reissues the Notes in fully certificated form. So long as the interests in the Notes are represented by one or more global notes, notices to Holders may be given by delivery of the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to the Holders, and such notices shall be deemed to be given on the date of delivery to Euroclear and Clearstream, Luxembourg.

Governing Law

The laws of the State of New York shall govern the Indenture and this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

Signature

Signature Guarantee:

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian